Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-xxxxx) pertaining to the Concero, Inc. 1996 Stock Option/Stock Issuance with respect to the consolidated financial statements and schedule of Concero, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Austin, Texas
July 16, 2001

/s/ Ernst & Young LLP